CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.57

Contract registration number:

SOFTWARE DEVELOPMENT CONTRACT

Name of project:	Electronic Monitoring System Software Project (Common Version for Enterprise)

Appointor:	State Administration for Quality Supervision and Inspection and Quarantine of the PRC (“Party A”)

Appointee:	Beijing Ninetowns Ports Software and Technology Co., Ltd. (“Party B”)

Party A Contract Number:	Party B Contract Number: SC05016

Place of execution:	Beijing

Date of execution:	August 1, 2005

Beijing Technology Market Management Office

INSTRUCTIONS ON FILLING OUT THE FORM

1.	The “Contract registration number” shall be filled in by the Technology Contract Registration Section.

2.

The term “Software Development Contract” means a contract entered into by the parties in respect of the research and development of a new technology, new product, new process and new material and the system thereof.

3.

The level of the project of a plan should be filled in, i.e. State Council ministry or commission, provincial, autonomous region, municipality directly under the central government, municipality with independent development plans, prefectural or municipal (county) level. A (/) should be placed in this item if the project is one which does not fall within the aforementioned plans.

4.	Contents, Scope and Requirements of the Subject Technology

Including the development objectives the project is meant to achieve, the scope of application, the technical specifications and economic returns.

5.	Research and Development Plan

Including the schedule for the stages of the development project which each Party is to undertake, the technical issues which need to be resolved and the objective to be reached at each stage, the deadline for completion of each stage, etc.

6.	Method of Performing This Contract (including the method of delivery of the achievements and their quantity)

1.	Technical documents relating to the product design, process rules, materials formulae, drawings, articles, reports, etc.;

2.	Magnetic disks, optical discs, magnetic tapes, calculator software;

3.	New species of animals or plants, species of microbial germs;

4.	Samples and sample machines;

5.	Complete sets of technical equipment.

7.	Confidentiality of Technical Information and Data

Including the details of the confidential obligations of each Party to keep the information and data confidential, the period and the liability for disclosing technical secrets.

8.	A (/) should be placed in those blank spaces in this Contract which the Parties agree that it is not necessary to complete.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED

Pursuant to the Contract Law of the People’s Republic of China, the Parties hereto have, after reaching a consensus through consultations, executed this Contract concerning software development of electronic monitoring system software project (common version for enterprise) (such project belongs to / plan).

1.	Details, Scope and Requirements of the Subject Technology

See tender offer documents and “Product development requirement of the tender offer documents and Ninetowns product functions questions and answers” (Attachment 2) for the details, scope and requirements of the subject technology of this project.

2.	Target Technical Specifications and Parameters

See tender offer documents and “Product development requirement of the tender offer documents and Ninetowns product functions questions and answers” (Attachment 2) for the target technical specifications and parameters.

3.	Research and Development Plan

The product development work shall be completed within 3 months after the acceptance of the tender offer, and submit to be used by the user. After the software has passed the testing, upgrade and maintenance shall be guaranteed for a year.

4.	Development Outlays and the Method of Payment

The development outlays for this project is ***********.

1.	Payment Schedules:

(i)	First payment: ***** of the development outlays being a sum of ********************, to be paid within one week after the effective date of the contract;

(ii)	Second payment: for the purpose of production data entry, 2 months after the commencement of the system testing, to pay ****** of the development outlays being a sum of *************;

(iii)	Third payment: After the completion of the software development and two months after the installation and system testing, to pay ***** of the development outlays, being a sum of ******************;

(iv)	Fourth payment: one month after the software has been accepted by Inspectors of the PRC Administration of Inspection, to pay ***** of the development outlays, being a sum of ******************.

2.	Payment Method:

The abovementioned payment shall be made to the below account of Party B:

Bank:	Bank of China, Beijing Ke Ji Yuan Area Branch
Account No:	13459108091001

5.	Title to equipment, implements and information purchased by using the research and development outlays

Not applicable.

6.	Term, Place and Method of Performance

This Contract shall be performed in Beijing, effective from August 1, 2005.

Method of Performing This Contract

1.	Party B shall develop the software in Party B’s offices.

2.	After the completion of the software development and at the time of inspection, Party B shall deliver the software procedural documents and technical documentations to Party A in a CD-Rom.

7.	Confidentiality of Technical Information and Data

Apart from those information that must be disclosed to the public or if it is agreed by Party A and Party B that the information is not required to be kept confidential or if information is allowed to be disclosed in the manner pursuant to the terms of this Contract, each Party shall maintain in strict confidence the information and statistics provided by the other Party for the purpose of completing each Party’s respective duty and obligations under this Contract. Both Parties shall only disclose information to those who is required to know about the subject information to be disclosed and to place restrictions on officers who join the project on a temporary basis.

Apart from the information necessary for completing each Party’s respective duty and obligations under this Contract, neither Party A nor Party B shall be entitled to receive information regarding activities or business related matter of the other Party, or any other related confidential information of the other party or its clients.

This confidentiality clause shall survive notwithstanding this Contract has been terminated or not been renewed for whatever reason.

8.	Details of Technical Cooperation and Technical Guidance

Party B shall be responsible for providing technical training and technical consultation services to Party A in order to ensure that the system will operate in accordance with the specified standards under the normal configuration, a good environment and correct maintenance.

During the course of the project, Party A shall provide to Party B the necessary business consultation and coordinate its relevant departments to give Party B the necessary support. If necessary, Party A shall convene the relevant departments to hold business coordination meetings in order to ensure the progress and quality of the development by Party B.

Party B undertakes that it will provide concentrated training on using the system to Party A’s personnel who will use the same. The training period shall be eight hours. Party B undertakes that it will provide maintenance and technical training to Party A’s system maintenance personnel. The training period shall be jointly determined by the Parties.

9.	Ownership and Sharing of the Technical Achievements

1.	Patent Application Rights

Party B has the right to apply for software authorship’s right. Within one month after the application has been made, Party B shall assign such right to Party A. For the transfer agreement in respect of the software authorship right between Party A and Party B, please see attachment 1 “Authorship right transfer agreement of the calculator software”.

2.	Right to Use and Right to Assign Technical Secrets

Party B authorizes Party A the right to use the technical secrets and neither Party is permitted to assign such technical secrets.

10.	Standards and Method of Inspection

Upon reaching such technical standard as stated in Section 2 of this Contract, the results of the research development will be inspected on a one-by-one basis, in accordance with the standard as agreed between both Party A and Party B. Upon completion of the inspection, Party A shall issue a certificate of inspection on the technology project.

11.	Bearing of Risk Liability

The risk liability for losses incurred during the performance of this contract due to partial or total failure of the research and development effort resulting from technical difficulties which are difficult to surmount under the existing level and conditions shall be borne equally by the Parties.

Method of Confirming Risk Liability for this Project to be determined by the Parties through consultations.

12.	Calculation of Default Damages or the Measure of Compensation

In case of any breach of any term of this contract, the breaching party shall be liable in accordance with the “Contract Laws of the People’s Republic of China”.

1.	Breach of Clause 3 herein, Party B will be liable to the following:

If due to Party B’s default, for every one-month of delay of delivery, Party B shall be responsible for paying default damages amounting to

1 percent of the contract amount. A period of less than one week will be treated as one week.

2.	Breach of Clause 4 herein, Party A will be liable to the following:

If due to Party A’s default, for every one-month of delay of delivery, Party A shall be responsible for paying default damages amounting to 1 percent of the contract amount. A period of less than one week will be treated as one week.

3.	Breach of Clause 7 herein, the breaching party shall be liable to pay default damages of a sum equals to 20% of the contract amount.

4.	Breach of Clause 8 herein, the breaching party shall be liable to the following:
To be liable to continue in performing the contract, rectification or compensation for the loss and damages etc.

13.	Resolution of Contractual Disputes

In the event of a dispute arising during performance of this Contract, the Parties may resolve the same through judicial procedure if conciliation or mediation is unsuccessful.

14.	Definition of Terms

“PRC Administration of Inspection”: Abbreviation of State Administration for Quality Supervision and Inspection and Quarantine of the PRC

“Direct Inspection and Quarantine Department”: Abbreviation of the direct branches of PRC Administration of Inspection (altogether 35 branches).

15.	Miscellaneous Provisions

1.	As agreed by both Party A and Party B, all of the attachments to this contract are inseparable parts of this contract, and they have the same legal effect as the main body of this contract.

2.

Due to the complexity of this contract, according to the actual situation, both Party A and Party B may adjust the project related fees and timing after consultation. The termination date of this contract shall be determined by both Parties.

3.	Any contract related matters which are not expressly stated in this contract, both Parties shall discuss and produce a written agreement in an amicable way.

4.

As for other matters which are not set out in this Contract, both Parties shall discuss in an amicable way. Any written agreement made between the Parties as a result of the discussion shall constitute as supplement of this contract and shall have the same legal effect as this contract.

5.	This contract consists of four original copies, and each Party keeps two copies. This contract shall be effective upon the execution by both Parties.

Software Development Contract

Employer (Party A)	Name	State Administration for Quality Supervision and Inspection and Quarantine of the PRC			Technology Contract Seal or Official Seal of Unit [Sealed] February 16, 2006
	Legal representative	(affix seal)
	Appointed agent	/s/ Chen Ming (affix seal)
	Contact (handling) person	(affix seal)
	Domicile (correspondence address)	9 Ma Dian Dong Road, Hai Ding Area, Beijing	Postal Code	100088
	Telephone	Facsimile
Bank
Account no.
Contractor (Party B)	Name	Beijing Ninetowns Ports Software and Technology Co., Ltd. (affix seal)			Technology Contract Seal or Official Seal of Unit [Sealed] Contract Seal (1) of Beijing Ninetowns Ports Software and Technology Co., Ltd. February 16, 2006
	Legal representative	/s/ Shuang Wang (affix seal)
	Appointed agent	Ni Xi Wen (affix seal)
	Contact (handling) person	Ni Xi Wen (affix seal)
	Domicile (correspondence address)	Rm 5 Union Plaza, 20 Chaowai Street Beijing	Postal code	100020
	Telephone	Facsimile	65882290
	Bank	Bank of China, Beijing Ke Ji Yuan Area Branch
	Account no.	13459108091001